EXHIBIT 99.1

Cinedigm Corp. Raises Additional Capital through Second Lien Loans
Los Angeles, CA, September 19, 2016 - Cinedigm Corp. (NASDAQ: CIDM) (the "Company") today announced that it sold $2.5 million principal amount of loans (the "Loans") and 245,000 shares (the "Shares) of the Company's Class A common stock, par value $0.001 per share (the "Common Stock") in connection with the Loans. The Loans were made pursuant to the Company's Second Lien Loan Agreement (the "Loan Agreement") dated as of July 14, 2016. The terms of the Loan Agreement, and the Loans made thereunder, have been previously disclosed in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 19, 2016. The proceeds of the Loans will be used for the payment of fees and expenses incurred in connection with the Loans and for working capital and general corporate purposes, including for development of the Company's over-the-top, or OTT, line of business. The Loans and Shares were sold to investors including Ronald L. Chez, a member of the Company's Board of Directors, and Christopher J. McGurk, the Company's Chief Executive Officer and Chairman.
To date, the Company has closed on $4.5 million principal amount of loans under the Loan Agreement.
About Cinedigm
Cinedigm is a leading independent content distributor in the United States, with direct relationships with thousands of physical retail storefronts and digital platforms, including Wal-Mart, Target, iTunes, Netflix, and Amazon, as well as the national Video on Demand platform on cable television.
Additionally, given Cinedigm's infrastructure, technology, content and distribution expertise, the Company has rapidly become a leader in the quickly evolving over-the-top digital network business. Cinedigm's first channel, DOCURAMA, launched in May 2014, and is currently available on iOS, Roku, Xbox and Samsung, with additional platforms currently being rolled out. Cinedigm launched CONtv, a Comic Con branded channel, on March 3, 2015. The Company's third OTT channel, DOVE CHANNEL, launched on September 15, 2015 and is a digital streaming subscription service targeted to families and kids seeking high quality and family friendly content approved by Dove Foundation.
Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp. www.cinedigm.com. [CIDM-E]
Contact:
Cinedigm
Jill Newhouse Calcaterra, 310-466-5135
jcalcaterra@cinedigm.com